NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 31, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 10, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between BlackRock Credit Allocation Income Trust III and BlackRock Credit Allocation Income Trust IV became effective before the opening on December 10, 2012. Each share of Common Shares of BlackRock Credit Allocation Income Trust III will be exchanged for an equivalent dollar amount of a full Common Share of Beneficial Interest of BlackRock Credit Allocation Income Trust IV. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 10, 2012.